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                                                                    EXHIBIT 18.1




The Profit Recovery Group International, Inc.
Atlanta, Georgia



August 12, 1999



Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of The Profit Recovery Group International, Inc. (the "Company") for the three months ended June 30, 1999, and have read the Company's statements contained in Note H to the condensed consolidated financial statements included therein. As stated in Note H, the Company changed its method of accounting for certain aspects of its revenue recognition and states that the newly adopted accounting principle is preferable in the circumstances because the Company has expanded significantly beyond its historical client base and original service offerings and believes it appropriate to standardize its revenue recognition practices.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any consolidated financial statements of The Profit Recovery Group International, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 1998, nor have we audited the information set forth in the aforementioned Note H to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of The Profit Recovery Group International, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                                 Very truly yours,



                                                 KPMG LLP